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                     RETENTION AGREEMENT

     This Retention Agreement is dated as of April 5, 1996 and is between Merisel, Inc. (the "Company"), a Delaware corporation, and Kelly M. Martin ("Associate").

     The Company desires to retain Associate as the Vice President and General Counsel of the Company. Accordingly, Associate and the Company desire to set forth certain (i) retention benefits to be paid to the Associate and (ii) the terms and conditions of certain benefits to be paid to Associate upon a termination of Associate's employment by
the Company.   Accordingly, Associate and the Company hereby
agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) "Base Salary" shall mean Associate's annual base salary as in effect on the date hereof, being $175,000, or as the same may be increased (but not decreased) hereafter from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

     (b) "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

     (c) A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of the Company before the transaction.

      (d) "Change of Control Covered Termination" shall mean any cessation of the Associate's employment by the Company that occurs after a Change of Control other than as a result of (i) Termination for Cause, (ii) Associate's death or permanent disability, or (iii) Associate's resignation without Good Reason (as hereinafter defined).

     (e) A resignation by Associate shall be with "Good Reason" if (A) after a Change of Control the Company does not offer and provide (for a period of at least one year) to
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Associate a part time position as General Counsel, with
hours, salary, benefits and responsibilities substantially similar to Associate's hours, salary, benefits and responsibilities as in effect on January 1, 1996, it being noted for the sake of clarity that on January 1, 1996, Associate was required to work on Mondays, Wednesdays and Thursdays at a salary of $105,000 per annum, with full benefits, or (B) prior to a Change of Control (i) without Associate's written consent, there has been a material reduction in Associate's job responsibilities from those that existed on the date hereof, or (ii) there is a reduction in Associate's Base Salary; or (C) either prior to or after a Change of Control (i) without Associate's prior written approval, the Company requires Associate to be based anywhere other than the Associate's then current location, it being understood that required travel on the Company's business to an extent consistent with Associate's prior business travel obligations does not constitute "Good Reason", (ii) the Company ceases at any time and does not at all times provide at least $1,000,000 of professional liability insurance coverage for Associate, or (iii) a successor to all or substantially all of the business and assets of the Company fails to furnish Associate with the assumption agreement required by Section 7 hereof.

     (f) "Termination for Cause" shall mean if the Company terminates Associate's employment for any of the following reasons: Associate misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Associate); excessive absenteeism; abuse of sick time; or Associate conviction for or a plea of nolo contendere by Associate to a felony or any crime involving moral turpitude.

     (g) "Expiration Date" shall mean April 30, 1997.

      (h) "Covered Termination" shall mean any cessation of the Associate's employment by the Company that occurs prior to a Change of Control other than as a result of (i)
Termination for Cause, (ii) Associate's death or permanent disability, or (iii) Associate's resignation without Good
Reason (as hereinafter defined).


     2. Retention Bonus. In order to induce Associate to remain as an employee of the Company, the Company agrees to pay to Associate a bonus of $25,000 on September 1, 1996.

     3. At-Will Employee. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Associate as an employee and Associate's employment status as an "at-will" employee of Company is not affected by this Agreement.

     4. Termination Benefits. (A) If a Change of Control shall occur on or before the Expiration Date and if a Change of Control Covered Termination shall occur within one year after the Change of Control, then: (i) on the effective date
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of such Change of Control Covered Termination,  the Company shall make a lump sum payment to Associate equal to one half of Associate's Base Salary; and (ii) the Company will reimburse Associate for the cost of Associate's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such Covered Termination) under the Company's health insurance plans for a six month period following the date of the Covered Termination.

      (B) If a Covered Termination shall occur prior to a Change of Control and on or before the Expiration Date, then: (i) on the effective date of such Covered Termination, the Company shall make a lump sum payment to Associate equal to one quarter of Associate's Base Salary; and (ii) the Company will reimburse Associate for the cost of Associate's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such Covered Termination) under the Company's health insurance plans for a three month period following the date of the Covered Termination.

     (C) The amount of any reimbursement for the cost of COBRA payments upon either a Change of Control Covered Termination or a Covered Termination will be grossed up so that Associate will receive an amount equal to the COBRA payments, after taking into account all applicable taxes. The payments to be made to Associate upon a either a Change of Control Covered Termination or a Covered Termination are in addition to the payments made to employees by the Company upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination.

     5. Withholding. Company shall deduct from all payments paid to Associate under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

     6. Mitigation. Associate shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

     6. Associate's Obligations. In exchange for Company providing the above described benefits to Associate, Associate agrees that prior to receiving any severance compensation from Company in respect of such Covered
Termination, whether under this Agreement or otherwise, Associate will execute and deliver to Company a Release and a Confidentiality Agreement, each in the form provided to Associate with this Agreement.

     7. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform both this Agreement and that certain Indemnity Agreement, dated as of August 1, 1994, between the Company and Associate, both in the same manner and to the
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same extent that the Company would be required to perform
such agreements whether or not such succession had taken place.

     8. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Company and Associate; provided that Associate shall not assign any of Associate's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

     This Agreement shall continue in effect until the
Expiration Date.    IN WITNESS WHEREOF, the parties hereto
have executed this Agreement, as of the day and year first written above.

MERISEL, INC.

By:/s/ Dwight Steffensen
Its:Chairman and CEO

"ASSOCIATE"

/s/ Kelly M. Martin
Kelly M. Martin